Exhibit (k)(3)(i)

AMENDMENT NO. 1

TO

INVESCO VAN KAMPEN SENIOR LOAN FUND

SERVICE PLAN

(effective December 3, 2012)

The Service Plan (the “Service Plan”), for the INVESCO VAN KAMPEN SENIOR LOAN FUND (the “Fund”), dated as of October 15, 2012, is hereby amended, effective December 3, 2012, as follows:

WHEREAS, the parties desire amend the Service Plan to change the name of lnvesco Van Kampen Senior Loan Fund to Invesco Senior Loan Fund;

NOW THEREFORE, the parties hereby agree that any references to Invesco Van Kampen Senior Loan Fund should be replaced with Invesco Senior Loan Fund.

All other terms and provisions of the Plan not amended herein shall remain in full force and effect.